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                                                                   EXHIBIT 13(b)

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                                  JANUS ADVISER
                                 CLASS C SHARES

         WHEREAS, Janus Adviser ("the Trust") engages in business as an open-end management investment company and is or will be registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interest of the Trust will initially be divided into multiple series ("Funds"), each with four classes of shares, one of which is designated the "Class C Shares" (and additional classes may be added in the future);

         WHEREAS, Janus Distributors LLC ("Distributor") serves as the distributor of Class C Shares pursuant to a Distribution Agreement dated August 5, 2003, between Distributor and the Trust;

         NOW, THEREFORE, the Trust hereby adopts with respect to the Class C Shares of each Fund, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1.       A.       The Trust shall pay to the Distributor, as the
distributor of the Class C Shares, a fee for distribution of the shares at the rate of up to 0.75% on an annualized basis of the average daily net assets of the Class C Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not exceed any applicable limitation on such payments imposed by rules of the National Association of Securities Dealers, Inc. ("NASD"). Such fee shall be calculated and accrued daily and paid on the first business day of each calendar month for the preceding month or at such other intervals as the Trustees shall determine.

                  B. The Trust shall pay to the Distributor, as the distributor of the Class C Shares, a service fee at the rate of up to 0.25% on an annualized basis of the average daily net assets of the Class C Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not exceed any applicable limitation on such payments imposed by rules of the NASD. Such fee shall be calculated and accrued daily and paid on the first business day of each calendar month for the preceding month or at such other intervals as the Trustees shall determine.

         2.       A.       The amount set forth in paragraph 1.A. of this Plan
shall be paid for the Distributor's services as distributor of the Class C Shares in connection with any activities or expenses primarily intended to result in the sale of the Class C Shares, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers and other financial institutions and organizations (collectively, the "Service Providers") for distribution related services for the Class C Shares.

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                  B.       The amount set forth in paragraph 1.B. of this Plan
may be used by the Distributor to pay Service Providers (which may include the Distributor itself) for servicing shareholder accounts. These services may include, but are not limited to, the following functions: providing facilities to answer questions from existing investors about the Funds; receiving and answering correspondence; assisting investors in changing dividend and other account options and any other activities for which "service fees" may be paid under Rule 2830 of the NASD Conduct Rules.

         3. The Distributor is also authorized to engage directly in any activities relating to the purposes of this Plan. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred. The Distributor may retain some or all fees payable under the Plan in certain circumstances, including when there is no Service Provider of record or when qualification standards have not been met by the Service Provider of record.

         4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         5. After approval as set forth in paragraph 4, this Plan shall take effect as of the date of execution. The Plan shall continue in full force and effect as to the Class C Shares of each Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         7. This Plan may be terminated as to the Class C Shares of any Fund at any time, without payment of any penalty, (a) by vote of a majority of the Rule 12b-1 Trustees, or (b) by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class C Shares of the Fund.

         8. This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof for any Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class C Shares of that Fund and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

         9. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons, or to a committee thereof.

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         10.      The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Trust, on behalf of the Class C Shares of each Fund offering Class C Shares, and the Distributor have executed this Distribution and Shareholder Servicing Plan as of the 5th day of August, 2003.

                                  JANUS ADVISER

                                  By: /s/ KELLEY ABBOTT HOWES
                                     -----------------------------------------
                                  Name:  Kelley Abbott Howes
                                  Title: Vice President

                                  JANUS DISTRIBUTORS LLC

                                  By: /s/ BONNIE M. HOWE
                                     -----------------------------------------
                                  Name:  Bonnie M. Howe
                                  Title: Vice President